HSBC USA Inc. Announces Redemption of $850 Million Preferred and Trust Preferred Securities

New York – May 27, 2015 – HSBC USA Inc. (“HSBC USA”) is announcing the redemption, in whole, of the following preferred series:

  6,000,000 depositary shares each representing a one-fourth interest in a share of Adjustable Rate Cumulative Preferred Stock, Series D (ticker symbol: HUSI-PR D); and
  3,000,000 shares of $2.8575 Cumulative Preferred Stock (ticker symbol: HUSI-PR Z).

The preferred securities are listed on the New York Stock Exchange under the above ticker symbols. The redemption date for each series of preferred is June 26, 2015. The cash redemption price payable for each series of preferred on the redemption date will equal:

  For the 6,000,000 depositary shares, $25 liquidation preference per depositary share (which is equivalent to $100 liquidation preference per share of Adjustable Rate Cumulative Preferred Stock, Series D), plus an amount equal to the accrued and accumulated but unpaid dividends thereon to but excluding the redemption date; and
  For the 3,000,000 shares of $2.8575 Cumulative Preferred Stock, $50 liquidation preference per share, plus an amount equal to the dividends accrued and accumulated but unpaid to the redemption date.

HSBC USA is also announcing the redemption, in whole, of the following three series of its capital securities:

  $200,000,000 aggregate liquidation amount of 7.808% capital securities;
  $200,000,000 aggregate liquidation amount of 8.38% capital securities; and
  $150,000,000 aggregate liquidation amount of 7.75% capital trust pass-through securities.

The redemption date for each series of capital securities is June 26, 2015. The cash redemption price payable for each redeemed capital security on the redemption date will equal:

  For the 7.808% capital securities, 100.781% of the liquidation amount of $1,000 per capital security, plus an amount equal to the accrued and unpaid distributions thereon to the redemption date;

  For the 8.38% capital securities, 100.84% of the liquidation amount of $1,000 per capital security, plus an amount equal to the accrued and unpaid distributions thereon to the redemption date; and
  For the 7.75% capital trust pass-through securities, 100.732% of the liquidation amount of $1,000 per capital security, plus an amount equal to the accrued and unpaid distributions thereon to the redemption date.

The redemptions announced today were approved by the Federal Reserve Board as part of HSBC North America’s planned capital actions pursuant to the 2015 Comprehensive Capital Analysis and Review (CCAR), and reflect the strategy of HSBC North America Holding Inc. and HSBC USA of continuing to optimize their capital structures according to U.S. Basel III.

The redemption of the Series D depositary shares is a result of the concurrent redemption by HSBC USA of its Adjustable Rate Cumulative Preferred Stock, Series D. The redemption of the 7.808% capital securities is a result of the concurrent redemption by HSBC USA of its 7.808% Junior Subordinated Deferrable Interest Debentures due 2026. The redemption of the 8.38% capital securities is a result of the concurrent redemption by HSBC USA of its 8.38% Junior Subordinated Deferrable Interest Debentures due 2027. The redemption of the 7.75% capital securities is a result of the concurrent redemption by HSBC USA of its 7.75% Junior Subordinated Debt Securities due 2026.

In light of the redemption of the Series D depositary shares and the $2.8575 Cumulative Preferred Stock on June 26, 2015, including payment of accrued and unpaid dividends, the dividend payments scheduled for July 1, 2015 will not be made. Beginning on the redemption date, the redeemed securities will no longer be considered outstanding and distributions will no longer accrue on such securities.

HSBC Bank USA, N.A. is the depositary for the Series D depositary shares, the transfer agent for the $2.8575 Cumulative Preferred Stock, and the paying agent for the following securities:

  7.808% capital securities; and
  8.38% capital securities.

DB Services Americas, Inc. is the paying agent for the 7.75% capital trust pass-through securities.

Media inquiries:

Rob Sherman	+1 212-525-6905	robert.a.sherman@us.hsbc.com

Notes to editors:

HSBC USA Inc. and its subsidiaries including HSBC Bank USA, N.A. (collectively, HUSI) offer a full range of traditional banking products and services to individuals, including high net worth individuals, small businesses, corporations, institutions and governments. HSBC USA Inc. is a subsidiary of HSBC North America Holdings Inc.

Certain statements in this press release are "forward-looking statements" within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including without limitation the actual completion of the announced redemptions, the completion of the final analysis of the capital impact on HSBC USA Inc. as a result of the redemptions and the factors contained in HSBC USA Inc.'s filings with the U.S. Securities and Exchange Commission, including without limitation the "Risk Factors" section of HSBC USA Inc.'s 2014 Annual Report on Form 10-K. Precautionary statements included in such filings should be read in conjunction with this release.

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